Exhibit 10.1

NOTE PURCHASE AGREEMENT

by

and

among

Cogent Communications Group, Inc.

and

Columbia Ventures Corporation

Dated as of February 24, 2005

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1.1	Definitions

ARTICLE II. AUTHORIZATION OF NOTES; PURCHASE AND SALE OF NOTES; MAKING OF LOANS

2.1	Notes
2.2	Purchase and Sale of the Note
2.3	Closing
2.4	The Loan
2.5	Fees and Expenses

ARTICLE III. CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO PURCHASE THE NOTE

3.1	Representations and Warranties
3.2	Compliance with Terms and Conditions of this Agreement
3.3	Delivery of the Note
3.4	Documents
3.5	Purchase Permitted By Applicable Laws
3.6	Consents and Approvals
3.7	No Material Judgment or Order

ARTICLE IV. CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

4.1	Representations and Warranties
4.2	Compliance with this Agreement
4.3	Issuance Permitted by Applicable Laws
4.4	Loan
4.5	Consents and Approvals
4.6	No Material Judgment or Order

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	Organization, Good Standing and Qualification
5.2	Authorization
5.3	No Conflicts
5.4	Legal Proceedings
5.5	No Violations
5.6	Governmental Permits, Etc.
5.7	Additional Information
5.8	No Integrated Offering
5.9	Internal Accounting Controls

i

5.10	Private Placement
5.11	Corporate Documents

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1	Corporate Existence and Authority
6.2	Organization; Authorization; No Contravention
6.3	Binding Effect
6.4	Purchase for Own Account
6.5	Financial Condition
6.6	Receipt of Information
6.7	Broker’s, Finder’s or Similar Fees
6.8	Governmental Authorization: Third Party Consents
6.9	Litigation

ARTICLE VII. MISCELLANEOUS

7.1	Survival of Representations and Warranties
7.2	Notices
7.3	Successors and Assigns
7.4	Amendment and Waiver
7.5	Counterparts
7.6	Headings
7.7	Governing Law
7.8	Severability
7.9	Rules of Construction
7.10	Entire Agreement
7.11	Further Assurances

ii

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 24th  day of February, 2005, by and among Cogent Communications Group, Inc., a Delaware corporation (the “Company”), and Columbia Ventures Corporation, a Washington State corporation (the “Purchaser”).

RECITALS:

A.                                   Upon the terms and subject to the conditions set forth in this Agreement, the Company proposes to issue and sell its Subordinated Promissory Note (the “Note”) to the Purchaser and to obtain from the Purchaser the loans as contemplated thereby.

B.                                     The Purchaser desires to purchase from the Company the Note and to make the Loan as contemplated thereby, as set forth on Schedule 1 hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1                               Definitions.

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Contractual Obligation” means any contract or agreement by which a Person is bound or to which its assets are subject.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Requirements of Law” means, as to any Person, the provisions of the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise, order, judgment, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or applicable to any or all of the transactions contemplated by or referred to in the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Transaction Documents” means collectively, this Agreement and the Note.

“Transaction Expenses” means the fixed sum of $5,000.00 to cover   out-of-pocket (i) legal expenses incurred by the Purchaser in connection with the negotiation and preparation of the Transaction Documents, the consummation of the transactions contemplated thereby and preparation for any of the foregoing, including, without limitation, travel expenses, reasonable fees, charges and disbursements of counsel and any similar or related legal costs and legal expenses; and (ii) other expenses incurred by the Purchaser in connection with the negotiation, preparation and consummation of the Transaction Document and the transactions contemplated thereby.

ARTICLE II.
AUTHORIZATION OF NOTES;
PURCHASE AND SALE OF NOTES;
MAKING OF LOANS

2.1                               Notes.

On or before the Closing Date, the Board of Directors of the Company will authorize the issuance and sale of the Note as contemplated hereby.

2.2                               Purchase and Sale of the Note.

Upon the terms and subject to the conditions herein contained, on February 24, 2005 or such other day as the parties may mutually agree (the “Closing Date”), the Company shall issue to the Purchaser, and the Purchaser shall acquire from the Company, the note (the  “Note” ) in the form of Exhibit A hereto and in the principal amount shown on Schedule 1 hereto.

2.3                               Closing.

The closing of the sale to and purchase by the Purchaser of the Note (the “Closing”) shall occur at 11 o’clock A.M., local time on the Closing Date.  At the Closing, the Company shall deliver to the Purchaser the Note, free and clear of any Liens of any nature whatsoever, registered in such Purchaser’s name.

2.4                               The Loan.

Subject to the terms and conditions herein contained, at the Closing the Purchaser shall make a loan to the Company (by wire transfer of immediately available funds) in the amount set forth opposite its name on Schedule 1.

2.5                               Fees and Expenses.

Concurrently with or as promptly as practicable after the Closing, the Company shall reimburse the Purchaser for the Transaction Expenses, which payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.

ARTICLE III.
CONDITIONS TO THE OBLIGATION OF THE
PURCHASER TO PURCHASE THE NOTE

The obligation of the Purchaser to purchase the Note, to make its loan and to perform any of its obligations hereunder (unless otherwise specified) shall be subject to the satisfaction of the following conditions on or before the Closing Date:

3.1                               Representations and Warranties.

The representations and warranties of the Company contained in Section 5 hereof shall be true and correct in all material respects at and as of that date, as if made at and as of such date.

3.2                               Compliance with Terms and Conditions of this Agreement.

The Company shall have performed and complied with all of the agreements and conditions set forth herein that are required to be performed or complied with by the Company on or before that date.

3.3                               Delivery of the Note.

The Company shall have delivered to the Purchaser the Note.

3.4                               Documents.

The Purchaser shall have received true, complete and correct copies of such documents and such other information as it may have reasonably requested in connection with or relating to the sale of the Note and the transactions required to be performed by the Transaction Documents.

3.5                               Purchase Permitted By Applicable Laws.

The acquisition of and payment for the Note to be acquired by the Purchaser hereunder and the consummation of this Agreement (a) shall not be prohibited by any Requirements of Law, and (b) shall not conflict with or be prohibited by any Contractual Obligation of the Company.

3.6                               Consents and Approvals.

All requisite consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to Contractual Obligations of the Company necessary or required in connection with the execution, delivery or performance by the Company of this Agreement shall have been obtained and be in full force and effect and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

3.7                               No Material Judgment or Order.

There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Purchaser, would (i) prohibit the purchase of the Note hereunder, (ii) subject the Purchaser to any penalty if the Note were to be purchased hereunder, or (iii) question the validity or legality of the transactions required to be performed under this Agreement.

ARTICLE IV.
CONDITIONS TO THE OBLIGATION OF
THE COMPANY TO CLOSE

The obligation of the Company to issue and sell the Note and the other obligations of the Company hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date:

4.1                               Representations and Warranties.

The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

4.2                               Compliance with this Agreement.

The Purchaser shall have performed and complied with all of the agreements and conditions set forth herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

4.3                               Issuance Permitted by Applicable Laws.

The issuance of the Note hereunder and the consummation of this Agreement (a) shall not be prohibited by any Requirements of Law, and (b) shall not conflict with or be prohibited by any Contractual Obligations of the Purchaser.

4.4                               Loan.

The Purchaser shall have made the loan as set forth in Section 2.4 hereof.

4.5                               Consents and Approvals.

All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Purchaser necessary or required in connection with the execution, delivery or performance by the Purchaser shall have been obtained and be in full force and effect and all waiting periods shall have lapsed without extension or imposition of any conditions or restrictions.

4.6                               No Material Judgment or Order.

There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirements of Law which, in the reasonable judgment of the Company would (i) prohibit the sale of the Note or the consummation of the other transactions hereunder, (ii) subject the Company to any penalty if the Note were to be sold hereunder or (iii) question the validity or legality of the transactions required to be performed under this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Company Disclosure Schedule attached hereto (the “Company Disclosure Schedule”), the Company represents and warrants to the Purchasers as follows:

5.1                               Organization, Good Standing and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

5.2                               Authorization.

The Company has all requisite corporate power and corporate authority to enter into this Agreement and to consummate all acts related to the issuance of the Note.  The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the issuance of the Note and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further consent or authorization is required by the Company or its Boards of Directors or stockholders.  The Transaction Documents have been duly executed and delivered by the Company and each Transaction Document constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                               No Conflicts.

(a)                                  The execution, delivery and performance of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not:

(i)                                     result in a violation of the certificate of incorporation or bylaws of the Company;

(ii)                                  conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or incremental, additional or varied rights under, any material agreement, indenture or instrument (including, without limitation, any stock option, employee stock purchase or similar plan or any employment or similar agreement) to which the Company is a party (including, without limitation, triggering the application of any change of control or similar provision (whether “single trigger” or “double trigger”), any right of redemption or conversion or any anti-dilution provision or similar rights);

(iii)                               result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the  properties or assets of the Company; or

(iv)                              result in a violation of any Requirements of Law.

(b)                                 The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any foreign, federal, state or local government or governmental agency, department, or body in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof.

5.4                               Legal Proceedings.

Except as disclosed in the SEC Filings (as defined below), there is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened or contemplated to which the Company is or may be a party or of which the business or property of the Company is or may be subject.

5.5                               No Violations.

Except as disclosed in the SEC Filings, the Company is not in violation of its certificate of incorporation or its by-laws, in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Company, or in default in any material respect in the performance of any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which the Company is bound or by which the properties of the Company are bound or affected.

5.6                               Governmental Permits, Etc.

Except as disclosed in the SEC Filings, the Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of the Company as currently conducted, the absence of which would have a material adverse effect on the business or operations of the Company.

5.7                               Additional Information.

(i)                                     Except as disclosed in the Company Disclosure Schedule, the Company has filed in a timely manner all documents that the Company was required to file (i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) under the Securities Act, as of the date hereof.  The following documents (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference) (collectively, the “SEC Filings”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, as of their respective filing dates, and the information contained therein was true and correct in all material respects as of the date of such documents, and each of the following documents as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading:

a.                                       the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

b.                                      all other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) since the filing of the Annual Report on Form

10-K for the fiscal year ended December 31, 2003, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, and pursuant to the reporting requirements of the Exchange Act;

(ii)                                  As of their respective dates, the financial statements of the Company included in the SEC Filings and the additional financial statements of the Company and the related notes, provided  to the Purchaser by the Company, if any, complied as to form (and will comply as to form) in all material respects with U.S. generally accepted accounting principles (“GAAP”) and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements or as otherwise, in each case, may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Ernst & Young LLP, which has examined certain of such financial statements, is an independent certified public accounting firm within the meaning of the Securities Act.

(iii)                               Since December 31, 2003, except as specified in the SEC Filings, the Company has not incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business and except any such liability or obligation that has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or financial condition of the Company.  Without limiting the foregoing, except as specified in the SEC Filings, the Company has no material liabilities or obligations that would reasonably be expected to be disclosed in order to comply with Section 13(j) of the Exchange Act or an equivalent provision under the Securities Act or any proposed rules promulgated by the SEC thereunder, including the rules regarding contractual commitments and contingent liabilities and commitments proposed in SEC Release No. 33-8144; 34-46767.

5.8                               No Integrated Offering.

Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Note under the Securities Act or cause this offering of the Note to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the American Stock Exchange, nor will the Company take any action or steps that would require registration of the Note under the Securities Act or cause the offering of the Note to be integrated with other offerings.

5.9                               Internal Accounting Controls.

The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.

5.10                        Private Placement.

The offer, sale and issuance of the Note as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and all applicable state securities laws.

5.11                        Corporate Documents.

The Certificate and Bylaws of the Company are in the form provided to counsel for the Purchaser.

ARTICLE VI.
REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

The Purchaser, hereby represents and warrants to the Company as of the date hereof as follows:

6.1                               Corporate Existence and Authority.

The Purchaser is  a corporation (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has all requisite power and authority to own its assets and operate its business, and (c) has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents.

6.2                               Organization; Authorization; No Contravention.

The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby, including, without limitation, the acquisition of the Note:  (a) is within the Purchaser’s corporate power and authority and has been duly authorized by all necessary action on the part of the Purchaser; does not conflict with or contravene the terms of the Purchaser’s charter or by-laws; and (c) will not violate, conflict with or result in any material breach or contravention of (i) any Contractual Obligation of the Purchaser, or (ii) the Requirements of Law or any order or decree applicable to the Purchaser.

6.3                               Binding Effect.

The Transaction Documents, when executed and delivered by the Purchaser,  will constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally , or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.4                               Purchase for Own Account.

The Note is being or will be acquired by the Purchaser for its own account and with no intention of distributing or reselling such security or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of such Note under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control.  If the Purchaser should in the future decide to dispose of the Note or any part thereof, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.  The Purchaser agrees to the imprinting, so long as required by law, of a legend on certificate representing  the Note to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS. “

6.5                               Financial Condition.

The Purchaser’s financial condition is such that it is able to bear the risk of holding the Note for an indefinite period of time and can bear the loss of its entire investment in the Note.  The Purchaser has such knowledge and experience in financial and business matters and in making high risk investments of this type that it is capable of evaluating the merits and risks of the purchase of the Note.

6.6                               Receipt of Information.

The Purchaser has been furnished access to the business records of the Company and such additional information and documents as such Purchaser has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and condition of this Agreement, the purchase of the Note, the prospective operations, market potential, capitalization, financial conditions, and prospects of the business to be conducted by the Company, and all other matters deemed relevant by the Purchaser.

6.7                               Broker’s, Finder’s or Similar Fees.

There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

6.8                               Governmental Authorization: Third Party Consents.

No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirements of Law, and no lapse of a waiting period under any Requirements of Law, is necessary or required in connection with the execution, delivery or performance by such Purchaser (including, without limitation, the acquisition of the Note) or enforcement against such Purchaser of this Agreement or the other Transaction Documents or the transactions contemplated thereby.

6.9                               Litigation.

No Actions are pending, or to the best knowledge of the Purchaser, threatened relating to or affecting the transactions required to be performed by the Purchaser under the Transaction Documents.

ARTICLE VII.
MISCELLANEOUS

7.1                               Survival of Representations and Warranties.

All of the representations and warranties made herein shall survive the Closing.

7.2                               Notices.

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, courier service or personal delivery or via facsimile:

(a)                                  if to Purchaser:

Columbia Ventures Corporation

203 SE Park Plaza Drive

Suite 270

Vancouver, WA 98684

Attn:   General Counsel

Fax:   (360) 816-1841

(b)                                 if to the Company:

Cogent Communications Group, Inc.

1015 31st Street, N.W.

Washington, D.C. 20007

Attention:  Robert Beury, Esq.

with a copy to:

Latham & Watkins

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004

Attention:  David M. McPherson, Esq.

All such notices and communications shall be deemed to have been duly given:  when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if delivered by facsimile, upon confirmation of such transmission; and five business days after being deposited in the mail, postage prepaid, if mailed.

7.3                               Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  This Agreement may be assigned by the Purchaser to any permitted transferee of all or part of the Note.  The Company may not assign any of its rights under this Agreement without the written consent of the Purchaser.  Except as provided in this Section 7.3 and in the Note, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

7.4                               Amendment and Waiver.

(a)                                  No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

(b)                                 Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company (if applicable) and the Purchaser, and (ii) only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any party in any case shall entitle any party hereto to any other or further notice or demand in similar or other circumstances.

7.5                               Counterparts.

This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.6                               Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.7                               Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law of such state.

7.8                               Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

7.9                               Rules of Construction.

Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

7.10                        Entire Agreement.

This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

7.11                        Further Assurances.

Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

COGENT COMMUNICATIONS GROUP, INC.

By:
Name:
Title:

COLUMBIA VENTURES CORPORATION

By:
Name:
Title:

Schedule 1

Purchaser	Amount of Note
Columbia Ventures Corporation	$10,000,000.00

Exhibit A

SUBORDINATED NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

COGENT COMMUNICATIONS GROUP, INC.

$10,000,000	February 24, 2005

Cogent Communications Group, Inc., a Delaware corporation (“Payor”), for value received, promises to pay to the order of Columbia Ventures Corporation (“Payee” or the “Subordinated Creditor”) the principal amount of Ten Million Dollars ($10,000,000), together with accrued interest thereon, each calculated and payable only as and to the extent set forth below in this Subordinated Note (this “Note”).  The principal and interest on this Note is payable in lawful money of the United States of America in immediately available funds at the Payee’s principal business address in the United States on record with the Payor or in such other manner and at such other place as the Payor and Payee may mutually agree.

1.                                       Payment of Principal and Interest

1.1                                 Calculation and Payment of Interest.

Interest on the principal balance of this Note outstanding from time to time until paid in full shall accrue at the rate of (a) for the period from the date hereof through August 24, 2005, 10% per annum, (b) for the period beginning on August  24, 2005 through February 24 2006, 11.0% per annum, (c) for the period beginning on February 24 , 2006  through August 24, 2006, 12% per annum, (d) for the period beginning on August 24, 2006 through  February 24, 2007, 13% per annum, (e) for the period beginning on February 24, 2007 through  August 24, 2007, 14% per annum, (f) for the period beginning on August 24, 2007 through  February 24, 2008, 15% per annum, (g) for the period beginning on February 24, 2008 through  August 24, 2008, 16% per annum, (h) for the period beginning on August 24, 2008 through  the Maturity Date, 17% per annum, in each case computed on the basis of a 365-day year, as appropriate, for the actual number of days elapsed, commencing on the date hereof.  Such interest shall accrue, and be payable on the Maturity Date (as defined herein).

1.2                                 Payment on Maturity Date.  The principal balance of, and all accrued and unpaid interest on, this Note shall be payable immediately upon the earlier   of (i) February 24, 2009 and (ii) the date upon which a Liquidity Event (as defined herein) occurs.

1.3                                 Optional Prepayment.         (a)          Except as otherwise provided herein, Payor may at its option at any time, without premium or penalty, prepay all or any portion of this Note.

(b)                                 Any prepayment of this Note shall be applied as follows:  first, to payment of principal; and second, to payment of accrued interest.  Upon any partial prepayment, at the request either of Payee or Payor, this Note shall be surrendered to Payor in exchange for a substitute note, which shall set forth the revised principal amount but otherwise be identical to this Note.  In the event that this Note is prepaid in its entirety, this Note shall be surrendered to Payor for cancellation as a condition to any such prepayment.

                                                1.4                                 Payment Only on Business Days.  Any payment hereunder which, but for this Section 1.4, would be payable on a day that is not a Business Day, shall instead be due and payable on the first Business Day next following such date for payment.

2.                                       Events of Default

(a)                                  The following shall constitute “Events of Default” under this Note:

(i)                                     Failure by Payor to make any payment required under this Note when the same becomes due and payable (whether at maturity, by acceleration or otherwise); and the continuation of such failure for a period of ten (10) Business Days thereafter in the case of a payment default under Section 1.2(ii) hereunder only;

(ii)                                  Payor voluntarily liquidates;

(iii)                               the Payor pursuant to or within the meaning of any Bankruptcy Law, (a) commences a voluntary case or proceeding, (b) consents to the entry of an order for relief against it in an involuntary case or proceeding, (c) consents to the appointment of a Custodian of it or for all or substantially all of its property, (d) makes general assignment for the benefit of its creditors, (e) generally is unable to pay its debts as they become due; or

(iv)                              a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for sixty (60) days) under any Bankruptcy Law that (a) is for relief against the Payor in an involuntary case or proceeding, (b) appoints a Custodian of the Payor or for all or substantially all of its property, or (c) orders the liquidation of Payor.

(b)                                 Acceleration.  If an Event of Default occurs and is continuing, the Payee by written notice to the Payor (an “Acceleration Notice”), may, subject to the provisions of Section 3 hereof, declare the unpaid principal of and accrued interest on this Note to be immediately due and payable.

3.                                       Subordination

3.1                                 Note Subordinated to Senior Indebtedness.  To the extent and in the manner hereinafter set forth in this Section 3, the indebtedness represented by this Note and the payment of the principal of and the interest on this Note and any claim for rescission of the purchase of this Note, and any claim that is the equivalent of or substitute for principal of or interest on this Note, for damages arising from the purchase of this Note or for reimbursement or contribution on account of such a claim, and all other payments with respect to or on account of this Note (collectively, the “Subordinated Debt”) are hereby expressly made subordinate and subject in right of payment to the prior indefeasible payment in full in cash of all Senior Indebtedness.  The existing and hereafter acquired liens and security interests of the holders of Senior Indebtedness in any collateral securing all or any portion of the Senior Indebtedness shall be senior, regardless of the time or method of perfection, to any hereafter acquired liens and security interests, if any, of the Subordinated Creditor (or any agent therefor) in the collateral, if any, securing all or any portion of the Subordinated Debt.  This Section 3 constitutes a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder’s rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon.  For purposes of this Section 3, Senior Indebtedness shall not be deemed to have been paid and shall be deemed to be outstanding in full until the termination of all commitments or other obligations by any holder thereof and unless all such holders shall have received indefeasible payment in full in cash of all obligations under or in respect of Senior Indebtedness (including, without limitation, post-petition interest, if any).

3.2                                 No Payment on Note in Certain Circumstances.

(a)                                  To the extent any payment hereunder is blocked by a Payment Restriction, no direct or indirect payment of any kind shall be made, asked for or demanded from Payor or accepted, received or retained from Payor with respect to principal, interest or other amounts due under this Note.

(b)                                 The Subordinated Creditor agrees that, so long as payments or distributions for or on account of the Subordinated Debt are not permitted pursuant to this Section 3, the Subordinated Creditor will not take, sue for, ask or demand from Payor payment of all or any amounts under or in respect of this Note, or commence, or join with any creditor in commencing, directly or indirectly cause Payor to commence, or assist Payor in commencing, any proceeding referred to in Section 3.3, and the Subordinated Creditor shall not take or receive from Payor, directly or indirectly or on its behalf, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any amounts under or in respect of the Subordinated Debt.  In the event that, notwithstanding the foregoing provisions of this Section 3.2, any payment or distribution of any kind or character, whether in cash, property or securities, shall be received from Payor by the Subordinated Creditor while a Payment Restriction exists for or on account of or in respect of the Subordinated Debt before all Senior Indebtedness is indefeasibly paid in full in cash, such payment or distribution shall be received and held in trust for, and shall immediately be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Indebtedness may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness.

3.3                                 Dissolution; Liquidation; Bankruptcy; Acceleration.  In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Payor or any of its assets, or (ii) any liquidation, dissolution or other winding up of the Payor, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Payor, or (iv) the acceleration of the Senior Indebtedness by reason of the occurrence of a Senior Default (each such event, if any, herein sometimes referred to as a “Proceeding”):

(a)                                  The holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness before any direct or indirect payment may be made for or on account of payments under or in respect of the Subordinated Debt, whether in cash, property or securities of any kind;

(b)                                 Any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), to which the Subordinated Creditor would be entitled except for the provisions of this Section 3, shall be paid and delivered by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of the Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instrument evidencing any of such Senior Indebtedness may have been issued for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(c)                                  The holders of the Senior Indebtedness are hereby irrevocably authorized and empowered (in their own names or in the name of the Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in paragraph (b) above and give acquittance therefor and to file and vote claims and proofs of claim and take such other action (including, without limitation, voting the amounts owing under the Subordinated Debt or enforcing any security interest or other lien securing payment of the amounts owing under the Subordinated Debt) as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of the Senior Indebtedness hereunder, provided no such acquittance shall release liability of Payor to the holders of this Note subject, nevertheless, to the provision of this Section 3.

(d)                                 The Subordinated Creditor shall duly and promptly take such action as the holders of Senior Indebtedness may reasonably request to execute and deliver to the holders of Senior Indebtedness such powers of attorney, assignments, or other instruments as the holders of Senior Indebtedness may reasonably request in order to enable the holders of Senior Indebtedness to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the amounts owing under the Subordinated Debt.

(e)                                  In the event that, any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), shall be received by the Subordinated Creditor for or on account of or in respect of the Subordinated Debt in contravention of this Section 3.3 before all Senior Indebtedness is indefeasibly paid in full in cash, such payment or distribution shall be received and held in trust for, and shall immediately be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Indebtedness may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness, until all Senior Indebtedness shall have been indefeasibly paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(f)                                    The Subordinated Creditor agrees to execute and deliver to each holder of the Senior Indebtedness or its representative all such further instruments confirming the authorization referred to in the foregoing clauses of Section 3.3.

3.4                                 Restriction on Action by the Subordinated Creditor.  Until the Senior Indebtedness is indefeasibly paid in full in cash, the Subordinated Creditor shall not take any Collection Action with respect to the Subordinated Debt.

3.5                                 No Prepayments.  Except as expressly permitted by the Senior Indebtedness Documents, under no circumstances shall the Payor be entitled to make, or the Subordinated Creditor be entitled to demand, take, receive, or retain, any prepayments of interest or principal on account of any of the Subordinated Debt from the Payor prior to the indefeasible payment in full in cash of the Senior Indebtedness and the termination of all lending commitments under the Senior Indebtedness Documents.  Payments received by the Subordinated Creditor after acceleration of the Subordinated Debt or the commencement of a Collection Action otherwise permitted by the provisions of this Subordinated Note shall not constitute a prohibited prepayment under this Section 3.5.

3.6                                 Amendment of Subordinated Debt Documents.  Until the Senior Indebtedness is indefeasibly paid in full in cash and notwithstanding anything contained in the Subordinated Debt Documents or any Senior Indebtedness Document to the contrary, the Subordinated Creditor shall not agree to any amendment, modification or supplement to the Subordinated Debt Documents the effect of which is to change or amend any other term of the Subordinated Debt Documents if such change or amendment would result in a Senior Default.

3.7                                 Modifications to Senior Indebtedness.  The holders of the Senior Indebtedness may at any time and from time to time without the consent of or notice to the Subordinated Creditor, without incurring liability to the Subordinated Creditor and without impairing or releasing the obligations of the Subordinated Creditor under this Subordinated Note, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Indebtedness, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Indebtedness.

3.8                                 Sale,  Transfer.  The Subordinated Creditor shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Debt Document (a) without giving prior written notice of such action to Payor, and (b) unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to Payor an agreement (that shall be enforceable by the holders of Senior Indebtedness) providing for the continued subordination and forbearance of the Subordinated Debt to the Senior Indebtedness as provided herein and for the continued effectiveness of all of the rights of the holders of the Senior Indebtedness arising under the provisions of this Subordinated Note.  Notwithstanding the failure to execute or deliver any such agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of this Subordinated Note shall be binding upon the successors and assigns of the Subordinated Creditor.

3.9                                 Reserved.

3.10                           Obligations of Payor Unconditional.  Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall impair, as among Payor, its creditors (other than the holders of Senior

Indebtedness) and the Subordinated Creditor, the obligation of Payor, which is absolute and unconditional, to pay to the Subordinated Creditor the principal of and interest on and all other amounts due under this Note in accordance with its terms, or is intended to or shall affect the relative rights of the Subordinated Creditor and creditors of Payor (other than the holders of the Senior Indebtedness), nor shall anything herein prevent the Subordinated Creditor from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this Section 3 and to the rights of holders of Senior Indebtedness to receive distributions and payments otherwise payable to the Subordinated Creditor.

3.11                           Reliance on Judicial Order or Certificate of Liquidating Agent.  Upon any payment or distribution of assets of Payor referred to in this Section 3, the Subordinated Creditor shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Subordinated Creditor, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Section 3 of this Note.  Such reliance shall not affect the rights of the holders of the Senior Indebtedness.

3.12                           Subordination Rights Not Impaired by Acts or Omissions of Payor or Holders of Senior Indebtedness.  No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of Payor or by any act or failure to act by any such holder, or by any act, failure to act or noncompliance by Payor, the holders of Senior Indebtedness or their respective agents with the terms of this Note, regardless of any knowledge thereof which any such holder or Payor may have or otherwise be charged with.  The provisions of this Section 3 are intended for the benefit of and shall be enforceable directly by the holders of the Senior Indebtedness.

3.13                           Further Assurances.  The Subordinated Creditor and Payor each will, at Payor’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the holders of Senior Indebtedness may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the holders of Senior Indebtedness to exercise and enforce their rights and remedies hereunder.

3.14                           No Contrary Actions.  Payor agrees that it will not make any payment for or on account of or in respect of this Note, or take any other action, in contravention of the provisions of this Section 3.

3.15                           Obligations Hereunder Not Affected.  All rights and interests of the holders of Senior Indebtedness hereunder, and all agreements and obligations of the Subordinated Creditor and Payor under this Section 3, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any successor guaranty of any Senior Indebtedness Document;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from any Senior Indebtedness Document, including, without limitation, any increase in the Senior Indebtedness resulting from the extension of additional credit to Payor or any of its Subsidiaries or otherwise;

(iii)                               any taking, exchange, release or non-perfection of any other collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness;

(iv)                              any manner of application of collateral, or proceeds thereof, to all or any of the Senior Indebtedness, or any manner of sale or other disposition of any collateral for all or any of the Senior Indebtedness or any other assets of Payor or any of its Subsidiaries;

(v)                                 any change, restructuring or termination of the corporate structure or existence of Payor or any of its Subsidiaries; or

(vi)                              any other circumstance which might otherwise constitute a defense available to, or a discharge of, Payor, the Subordinated Creditor or a subordinated creditor.  The provisions of this Section 3 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the holders of Senior Indebtedness upon the insolvency, bankruptcy or reorganization of Payor or otherwise, all as though such payment had not been made.

3.16                           Waiver.  The Subordinated Creditor and the Payor each hereby waives promptness, diligence and notice of acceptance with respect to any of the Senior Indebtedness and this Section 3 and any requirement that the holders of Senior Indebtedness protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against Payor or any other person or entity or any collateral.

3.17                           No Waiver; Remedies.  No failure on the part of the holders of the Senior Indebtedness to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

3.18                           Continuing Agreement; Assignments Under Senior Indebtedness Agreements.  The provisions of this Section 3 constitute a continuing agreement and shall (i) remain in full force and effect until the earlier of (x) the date the obligation under this Note are satisfied in full in accordance with this Section 1.2, or (y) the first Business Day following  the indefeasible payment in full in cash of the Senior Indebtedness, (ii) be binding upon the Subordinated Creditor, Payor and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders of the Senior Indebtedness and their successors, transferees and assigns.  Without limiting the generality of the foregoing clause (iii), should holders of the Senior Indebtedness assign or otherwise transfer all or any portion of their rights and obligations under any Senior Indebtedness Document to any other Person, such other Person shall thereupon become vested with all the rights in respect thereof granted to the holders of the Senior Indebtedness herein or otherwise.

3.19                           Additional Borrowing.  After the date hereof, Payor shall not incur any Senior Indebtedness, including through the amendment, modification, supplementation, refinancing or replacement of existing indebtedness, other than in connection with the A/R-Secured Loan Agreement or the Replacement Senior Secured Agreement.

4.                                       Certain Definitions

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“A/R-Secured Loan Agreement” means an agreement pursuant to which Payor incurs up to $10 million in indebtedness secured by its accounts receivable, as such may be amended, modified, supplemented, refinanced or replaced from time to time.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means each day other than Saturdays, Sundays and days when commercial banks are authorized or required by law to be closed for business in New York, New York.

“Cisco Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 31, 2003, among Payor, Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems Capital Corporation and the several financial institutions from time to time party thereto, as such may be amended, modified, supplemented, refinanced or replaced from time to time.

“Collection Action” shall mean, with respect to the Subordinated Debt, (a) to sue for, take or receive from or on behalf of the Payor of the Subordinated Debt, by set-off or in any other manner, the whole or any part of any moneys that may now or hereafter be owing by the Payor with respect to the Subordinated Debt; (b) to initiate or participate with others in any suit, action or proceeding against the Payor (i) to enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) to commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt; (c) to accelerate any Subordinated Debt; or (d) to cause the Payor to honor any redemption or mandatory prepayment obligation with respect to the Subordinated Debt; or (e) to take any action to realize upon any collateral securing the Subordinated Debt (if any) or to exercise any other right or remedy with respect to such collateral.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar office under any Bankruptcy Law.

“Event of Default” means any of the occurrences specified under Section 2 of this Note.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Liquidity Event” means the consummation by Payor of one or more equity financings after the date hereof that generate net proceeds in an aggregate amount of at least $30 million (other than issuance of equity securities to officers, directors, or employees of the Payor).

“Payment Restriction” means (i) any term of the Senior Indebtedness prohibiting or limiting Payor’s ability to make payments on this Note or (ii) the existence of a Senior Default.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association,  joint venture, association, joint-stock company,  Governmental Authority  or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Replacement Senior Secured Agreement” means an agreement pursuant to which Payor incurs up to $17 million in senior secured indebtedness as such may be amended, modified, supplemented, refinanced or replaced from time to time.

“Senior Default” shall mean (i) any default or event of default as specified in the Senior Indebtedness Documents, which default or event of default entitles, or with the giving of notice or lapse of time or both entitles, the holders of the Senior Indebtedness to accelerate the maturity of the Senior Indebtedness or (ii) any failure by the Payor to make any required installment payment of interest or principal, or any other monetary payment, under the Senior Indebtedness Documents, which failure continues beyond the expiration of any applicable cure period provided by the terms of the Senior Indebtedness Documents, including, without limitation, any default in payment of Senior Indebtedness after acceleration thereof.

“Senior Indebtedness” means (i) all indebtedness of the Payor outstanding under the Cisco Credit Agreement and the A/R-Secured Loan Agreement, (ii)  all indebtedness of the Payor outstanding under the Replacement Senior Secured Agreement and (iii) all obligations with respect to the items listed in the preceding clauses (i) and (ii).  Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (a) any liability for federal, state, local or other taxes owed or owing by Payor, (b) any intercompany indebtedness of Payor to any of its subsidiaries, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, (d) the Payor’s 7 1/2 % Convertible Subordinated Notes Due 2007 or (e) its capital stock.

“Senior Indebtedness Documents” means the Cisco Credit Agreement, the A/R-Secured Loan Agreement, the Replacement Senior Secured Agreement and any other note, agreement, indenture, mortgage, guaranty, pledge, security agreement or instrument evidencing or securing Senior Indebtedness or pursuant to which Senior Indebtedness is incurred, in each case as such agreement or document may be amended, modified or supplemented from time to time, including without limitation any agreement or document extending the maturity of, increasing the aggregate commitments under, or refinancing, replacing or otherwise restructuring all or any part of indebtedness under such agreement or document or any replacement or successor agreement or document and whether by the same or any other agent, lender or group of lenders, as any such document may be amended, modified, supplemented, refinanced or replaced from time to time.

“Subordinated Debt” shall have the meaning in Section 3.1 herein.

“Subordinated Debt Documents” shall mean this Subordinated Note and all other documents, agreements and instruments executed and delivered in connection herewith.

5.                                       Miscellaneous

5.1                                 Section Headings.  The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

5.2                                 Amendment and Waiver.  Subject to Sections 3.6 and 5.10 hereof, no provision of this Note may be amended or waived unless Payor shall have obtained the written agreement of Payee.  No failure or delay in exercising any right, power or privilege hereunder shall imply or otherwise operate as a waiver of any rights of Payee, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

5.3                                 Successors, Assigns and Transferors.  Subject to Section 3.8, this Note may be freely assigned and transferred by Payee provided that any such transfer complies with all applicable federal and state securities laws.  Subject to the foregoing, the obligations of Payor and Payee under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and Payee, and their respective successors and permitted assigns, whether or not so expressed.

5.4                                 Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

5.5                                 Lost, Stolen, Destroyed or Mutilated Note.  Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Payor from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at Payee’s expense.

5.6                                 Waiver of Presentment, Etc.  Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other demands and notices are hereby expressly waived by Payor.

5.7                                 Usury.  Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable.  If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable.  If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

5.8                                 Notices.  Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed given when received and shall be (i) delivered personally or (ii) mailed by certified mail, postage prepaid, return receipt requested or (iii) delivered by FedEx or a similar overnight courier or (iv) sent via facsimile transmission to the fax number given below, as follows:

If to Payor, addressed to:

Cogent Communications Group, Inc.

1015 31st Street, N.W.

Washington, D.C. 20007

Attn: David Schaeffer

Fax No.:  (202) 342-8269

with a copy to:

Latham & Watkins LLP

555 11th Street, N.W.

Washington, D.C.  20004

Attn: David McPherson

Fax No.: (202) 637-2201

If to Payee, addressed to:

Columbia Ventures Corporation

203 SE Park Plaza Drive

Suite 270

Vancouver, WA 98684

Attn:   General Counsel

Fax:   (360) 816-1841

If to holders of the Senior Indebtedness, addressed to:

Cisco Systems Capital Corporation

9850 Double R Boulevard, Park Center East

Reno, NV 89521

Attn.:  Loan Operations

Fax:  (775) 789-5866

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party, or to such other holders of Senior Indebtedness as the Payor may designated by written notice to Payee.

In the event that any notice under this Note is required to be made on or as of a day which is not a Business Day, then such notice shall not be required to be made until the first day thereafter which is a Business Day.

5.9                                 Reserved.

5.10                           Action by Payee.  Subject to the provisions of Section 3.6 and this Section 5.10, Payee and Payor may enter into agreements for the purpose of adding or modifying provisions of this Note or changing in any manner the rights of  Payee or Payor hereunder or waiving any covenant, default or Event of Default hereunder.

5.11                           Fees.  Payor agrees to pay all costs (including attorney’s and paralegal fees and expenses) incurred or paid by Payee in enforcing collection of this Note.

IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date hereinabove first written.

COGENT COMMUNICATIONS GROUP, INC.

By:
David Schaeffer
Chief Executive Officer

                                                Acknowledgment

Columbia Ventures Corporation, as Payee and Subordinated Creditor under the attached Subordinated Promissory Note, dated as of the date first written above (the “Note”) hereby acknowledges the provisions of Section 3 of the Note and agrees to be bound by the provisions thereof.

COLUMBIA VENTURES CORPORATION

By:
Kenneth D. Peterson, Jr.
Chief Executive Officer